Exhibit 2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-19283) pertaining to the Luby’s Savings and Investment Plan of our report dated June 27, 2005, with respect to the financial statements and schedule of the Luby’s Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/Padgett, Stratemann & Co., L.L.P.
San Antonio, Texas
June 27, 2005